EXHIBIT 99.2

To 8-K dated January 25, 2007

Seacoast Banking Corporation of Florida

Fourth Quarter Earnings Release Conference Call

January 26, 2007

9:00 a.m. Eastern Time

Operator:

Good morning ladies and gentlemen and welcome to the Fourth Quarter Earnings Release Conference Call.  At this time all participants are in a listen-only mode.  Later we will conduct a question and answer session.  Please note that this conference is being recorded.  I will now turn the call over to Mr. Dennis Hudson.  Mr. Hudson, you may begin.

Dennis Hudson:

Thank you very much and welcome to our Seacoast’s Fourth Quarter 2006 Earnings Conference Call.  Before we begin, I’d like to direct your attention once again to the statement contained at the end of our press release regarding forward statements.  During the call we’re going to be discussing certain issues that constitute forward-looking statements within the meaning of the Securities and Exchange Act, and accordingly our comments are intended to be covered within the meaning of Section 27A of the Act.  We have also posted a few slides on our website that we are all going to be referring to in our comments.  Feel free to visit www.seacoastbanking.net and click on Presentations at the bottom of the Investor Relations listing to view these slides as we continue with our comments.  With me today is Bill Hahl, our Chief Financial Officer; as well as Doug Gilbert, our Vice Chairman and Chief Credit Officer; and Jean Strickland, our Chief Operating Officer.  All of us will be available to answer questions following our prepared remarks.

Seacoast reported earnings of $23.9 million or $1.28 diluted earnings per share for 2006.  This represents a modest 3% growth in earnings over the record 30% growth posted in the prior year. For the quarter, earnings totaled $5.7 million or $0.30 per share. Earnings for the quarter after adjusting for a significant increase in the provision for loan losses this quarter and a gain associated with the sale of one of our branch properties was $0.33, up over the $0.30 earned in the prior quarter.

During the quarter, we completed a review of all large credits with any exposure to the slowing housing market. This review was undertaken as part of our credit monitoring process in response to what we believe is a change in market conditions. Timely monitoring of credit exposure in response to changing market conditions is an important element of our credit processes.  While we did not identify any specific loss exposure, we did increase our provision for loan losses this quarter in response to the change in market condition.  During the quarter, we also increased an impairment reserve related to the non-performing loan added in the previous quarter. Each of these factors, the provision related to market conditions and the provision related to the non-performing loan, contributed approximately half of the total provision of $2.2 million for the quarter. Going forward we expect our provisioning to be more closely aligned with loan growth.

While earnings growth was quite strong through the first half of 2006, a persistently inverted yield curve, together with deposit balance declines resulting from the slowing residential real estate market and from an intensely competitive marketplace, took its toll in the second half of the year. These factors will likely continue to persist, although at a slowing rate into early 2007.

Loan growth remained strong throughout 2006 with loan balances up 18.6% annualized for the fourth quarter on a sequential basis.  This growth rate mirrored our organic growth rate for the year.  Loan growth actually helped improve our net interest margin for the full year, which increased 18 basis points to 4.14%.  We expect loan growth rates to moderate as we move into 2007 due to an expected higher level of loan pay-offs.  We will continue to target strong production, particularly in non-residential commercial lending during the year; and we believe this will result in loan growth going forward in the high single digits.

During the quarter, the sale of two of our largest local Treasure Coast competitors was completed. This will mark the initial entry into Florida by the buyer, National City Corporation headquartered in Cleveland, Ohio.  Re-branding and systems conversions will be accomplished late in the first quarter for one of the companies and earlier in the second quarter for the other.  Announcements regarding personnel issues have already begun to occur and we’ve had a few early successes in our efforts to attract lending personnel.  We have created both an external marketing campaign and an internal sales campaign that is designed to help us take advantage of any potential customer disruption.

I’d like you now to turn to slide number 3 in our presentation and that can be found on our website, seacoastbanking.net.  In slide 3, which is entitled “Capitalizing On Market Disruption”, you can see that here in our core Treasure Coast market, over $1.5 billion in deposits that were held by two local community banks will now be transferred to National City. This represents a major change here in the Treasure Coast region where we have the most offices of any region that we operate in.  We think the opportunities for us are outstanding and will begin to materialize probably late in the first quarter and into the second quarter and throughout the year.

If you turn to slide 4, page 4, you can see the complete list of remaining community banks located here in this Treasure Coast market area; and there can be no doubt that Seacoast, at the top of the list, represents the most competitive offering in terms of remaining community banks on the Treasure Coast, both in number of offices and the scale of our size throughout the market in terms of our deposits.  So we are excited about the prospects for continued solid loan growth and the National City opportunity that is now upon us.  As you know, other factors, however, are testing the growth of our net interest margin and these factors are likely to continue to be a challenge for us.  Our projection suggests a continuation of these factors will make it difficult to accomplish meaningful improvements and overall earnings growth until later in the year.

Now I’d like to turn the call over to Bill, who is going to add a few other comments about the quarter.  Bill…

William Hahl:

Thanks Denny. There are some areas where I believe we can provide a bit more detail about the quarter and where we are headed in 2007.  The areas I’m going to cover are:  the margin, non-interest income, non-interest expense and the tax provision.

The net interest margin compression for the quarter totaled 27 basis points as a result of a difficult environment and a continuing deposit competition; as well as, we had some change in funding as a result of deposit declines, which were partially offset by deposits and repurchase agreements from public fund customers.  Because of the projected pay downs that we have for our real estate projects which we forecast in the first quarter of 2007, we elected to borrow funds overnight rather than paying up for time deposits this quarter; therefore, we allowed the sequential net deposit declines to occur.  The seasonal deposits and repurchase balances from public fund customers accounted for approximately five basis points of the fourth quarter’s margin decline due to very narrow spreads earned on those funds.  Deposit pricing increases accounted for another 13 basis points of margin compression.  Overnight borrowing, which replaced declines in non-interest bearing and savings deposits accounted for 11 basis points of the reduced margin.

On a positive side, earning assets yield improved two basis points during the quarter and we expect further improvement in 2007 in those yields as a result of very good loan growth with average loans as a percent of earning assets increasing to 77% from 75% in the third quarter.  Loan growth totaled 4.6% link quarter un-annualized.

As discussed in last quarter’s conference call, we expected this margin compression as a result of the inverted yield curve and from maturing CDs pricing to higher rates due to a very competitive deposit environment. It appears we can again expect the pressure on the margin going into 2007 through the first quarter, however we believe that it will be about half that which we experienced here in the fourth quarter.  We believe modest improvement in the margin will begin as early as the second quarter, assuming loan goals are achieved and there is s no significant change in interest rates or the current economic environment.  We believe loan growth, as Denny mentioned, will slow from our 2006 organic growth rate of 19% for 2006 to an 8% to 10% range for 2007.

Now a few comments on non-interest income:  We expected, and talked about at last quarter, non-interest items improving in the fourth quarter, and indeed marine fees and mortgage banking fees did increase from the third quarter.  On a year-over-year basis, fees from Wealth Management line of business improved by 14%, and we expect similar increases consistent with our long-term goals for a solid 10% growth in this line of business in the future.  Overall we expect further improvement in fee generation will occur in 2007 as a result of our acquisitions in the last two years and as we are in successful in acquiring customers from the National City opportunity.  But as Denny mentioned, probably that growth won’t emerge until later in the year.

Turning to non-interest expenses, the current quarter and the last six months have been a challenge for our company and the industry as a whole.  Our earnings results have not met our expectations and therefore in the fourth quarter we adjusted our salary incentives and profit-sharing contributions for the year 2006, all occurring in the fourth quarter.  These adjustments resulted in lowering non-interest expenses in the fourth quarter by $1,341,000 or said a different way; they added $0.03 per share to fourth quarter results.

We indicated last quarter we were assessing our overall cost structure and would have guidance on expected overhead for 2007.  We will begin implementing identified cost savings starting in the first quarter and throughout the remainder of the year, with the goal of achieving no meaningful overhead growth for the full year 2007 compared to 2006 after adjusting for the added expenses of a full year impact of the Big Lake acquisition.  I believe the reference point for the quarterly run rate with Big Lake for expenses in 2007 is the third quarter results of 2006.  This overhead was after the impact of the integration and the elimination of duplicate backroom costs.  Our goal is to achieve quarterly expense results in 2007, similar to that of third quarter 2006 with increases each quarter for cost adds resulting from the addition of three branches and a loan production office, which will occur as the year progresses. This will achieve an overhead rate that will range in the mid 60s for the first half of 2007 to the low 60s in the last half, provided revenue growth occurs as expected in the last half of 2007.

Finally I’ll mention that the tax provision for the quarter was at a lower rate, as a result of tax benefits from cashless stock options exercises which occurred in the quarter and some normal annual true-up of our tax accruals at year-end.

Dennis Hudson:

Thank you Bill.  We will now open the call for questions.

Operator:

Thank you.  We will now begin the question and answer session.  If you do have a question, please press star then one on your touchtone phone. If you wish to be removed from the queue, please press the pound sign or the hash key. If you are using a speakerphone, you may need to pickup your handset first before pressing the numbers. Once again, if there are any questions, please press star then one on your touchtone phone.

Our first question comes from Barry McCarver from Stephens Inc.; please state your question.

Barry McCarver:

Hi. Good morning guys.

Dennis Hudson:

Good morning.

William Hahl:

Morning Barry.

Barry McCarver:

I’m curious; I guess a little more color on the margin.  In your assumptions about this later in the year, is that primarily a function of what’s happening on the funding side or are you expecting any changes in terms of pricing on the loan side?

William Hahl:

I think it’s partly on the funding side.  We believe, with the Fed being on hold and the CDs being relatively short, Barry, that we will see less and less impact coming from CD re-pricing opportunities there; and then with loan growth, the pick up in the margin there kind of begins to offset. It’s somewhat of an optimistic forecast for earnings or margin expansion of any major amount, but we do see once we get through the first quarter that there is that opportunity for more of a flat to slightly improving margin.

Barry McCarver:

Okay.

Dennis Hudson:

Said another way, we pretty well work through all of our adjustments in the first quarter.

Barry McCarver:

Okay.  And then secondly, in regards to the opportunities from the recent mergers of a couple of your competitors, have you kind of baked into these expense numbers the potential for possibly picking up some good people? Is that, should we consider that baked into your comments regarding expenses in ’07?

Dennis Hudson:

And I guess the answer is, some of that is there, and depends on how successful we are in picking up some of the people.  I would say that also though that any people we pick up would be with the intention of having it help improve our revenue growth, so they’re going to largely pay for themselves; and if we couldn’t see that, I’m not sure that we’d want to move in that direction.  We’ve done a fair amount of work on the cost side and that’ll become effective and work its way in as those opportunities present themselves.  So we have baked a certain amount of that in, yeah.

Barry McCarver:

Okay.  And then just lastly, Denny, we’ve seen a lot, seems like this earnings period, we’ve heard from a lot of Florida banks about asset quality, particularly on the residential construction side.  I’m just wondering if you could give us a little color on what you might be seeing out there and if there’s anything that you’re seeing from your competitors that might be worth talking about?

Dennis Hudson:

I’m sure Doug will want to comment on that. I mean, just generally, to clarify and reiterate, this quarter, in our own portfolio, we undertook a very rigorous review of all large loans that were in anyway related to that market.  We got through that and feel pretty comfortable with our current position.  The results of that review did not reveal, as I said earlier, any areas of significant concern.  But we were able to…it helped allow us to really focus on credits that might in the future begin to experience some concerns; and so now is the time to be talking about that with borrowers and make sure that they’re taking the appropriate action in their own businesses to respond to what is very clearly a slowing of residential transactions.

Doug, any further comments on an overall view?

A. Douglas Gilbert:

Well, I don’t think there’s any question about the fact that market conditions have changed rather significantly over a fairly short period of time; and we are, of course, not totally insulated from that, although our markets tend to be the last affected because of the growth rates in our markets.  But, as Denny said, we have gone over every single significant loan in the portfolio and have not identified any true problems.  We have identified projects that may be a little slower in getting out of the ground and selling out, but as far as identifying any real problems, we haven’t done that.  And this quickly, the commercial side, commercial real estate side seems to be still, amazingly, relatively strong; and at this juncture, it hasn’t had the effect that it has had on the residential markets to date.

Dennis Hudson:

And you also asked, Barry, about what we see at our competitors.  We read the same things you do, I guess, and there have been kind of spotty results in terms of unusual problems here and there.  But again, I just want to characterize what we did this quarter is something that is just part of our normal ongoing credit monitoring and that it is a very important part of our whole credit process:  that is to stay on top of these and understand exactly where the borrowers are at any given point and time.  And I think it is absolutely an appropriate thing to do given what we see in the marketplace, that is a significant slowing in transaction volumes that will probably be with us for quite some time.

Berry McCarver:

Very good guys.  I know it’s a very difficult environment right now in market and I appreciate the additional transparency and hard work. Thanks a lot.

Dennis Hudson:

Thank you.

Operator:

Our next question comes from David Bishop with Stifel Nicolaus; please state your question.

David Bishop:

Thank you. Hey, good morning gentlemen.

Dennis Hudson:

Morning David.

William Hahl:

Morning.

David Bishop:

Question for you:  I think in your preamble you talked about the breakdown in terms of the distribution of the loan loss provision.  You said half was due to, I guess, the new exposure on the boat loans. How about the other half there in terms of what that was related to?

Dennis Hudson:

Half was related to an increase, as you said earlier, in an impairment reserve on the amount of the accrual loan that we put on non-accrual last quarter--roughly half of the $2.2 million. The other half, what I was attempting to say, was related to just a change in market conditions that is effecting parts of the portfolio related to residential construction.  And again, just to be clear, we did not identify any losses or other impairments in that portfolio.  We just think it was a prudent time to increase the size of the reserve due to what we saw as a change in market condition.

David Bishop:

How about in terms of just internal risk ratings on loans--any sort of degradation there, or material sub or watch list trends that aren’t showing up in the NPAs, or early watch list delinquencies?

Dennis Hudson:

Well, that’s not something that we publish, but suffice it to say that we looked very carefully as we completed that review and made sure that we felt comfortable with the risk ratings on all of the credits in the portfolio as part of our overall ongoing monitoring of credit through time.  We certainly took, I think, what all of us would agree is a conservative, very conservative, review of the portfolio given the conditions that currently exist.  But again, that’s not something we’ve typically publish.

David Bishop:

A question from sort of an ALCO perspective.  I did note the increase, I guess, in rate sensitive assets there.  Is that a function of that short-term liquidity coming on the books?  I seem to recall you guys were extending durations, I thought, on the asset side there to maybe better position the bank if the Fed does go neutral.  Any sort of shift in terms of your interest rate sensitivity on a significant basis quarter-to-quarter?

William Hahl:

No David, no real change.

David Bishop:

And then finally I guess, quick question…I lost my train of thought here.  I’ll jump back on with another question.

Dennis Hudson:

Thank you David.

Operator:

Our next question comes from Jennifer Thompson from Oppenheimer; please state your question.

Jennifer Thompson:

Hi. Good morning everyone.

Male Speaker:

Good Morning.

Male Speaker:

Morning Jen.

Jennifer Thompson:

A couple of questions on your guidance as well.  You mentioned you are expecting loan growth to run 8% to 10%. Is there anything we should be adjusting in our earning asset outlook regarding securities or would you expect earning asset growth to approximate loan growth?

William Hahl:

Well I guess, Jen, it should be a continuation on the securities portfolio of the run off that we’ve been seeing, so I wouldn’t think that our earning asset growth rate would be as high as the loan growth (inaudible)…

(Cross talk)

Dennis Hudson:

I think the answer is there will be some earning asset growth with that kind of loan growth.  When you look at our liquidity levels right now, that is clearly something that you’ll see is earning asset growth, but it’s not necessarily to be at the same rate as loan growth.

Jennifer Thompson:

Okay.  I’m sorry again for…

Dennis Hudson:

And I would say that’s a change from this past quarter where you did not see earning asset growth.

Jennifer Thompson:

Right.  Okay. So that’s helpful.  I apologize for asking this again, I sort of missed the question earlier regarding the provision outlook.  Now the $2.3 million, the outlook going forward you said you would expect to see that provision grow in line with loan growth with sort of a core number being what the net charge-off ratio was this quarter, or would you say it’s half of what your provision was in the fourth quarter?

Dennis Hudson:

No, our provisioning going forward, what we were trying to say, will be more of a function of growth in the loan portfolio, and so we would anticipate the provisioning going forward to be substantially less than it was this quarter and more in line with perhaps what we have seen prior to this quarter in terms of overall provisioning. That very simply said:  the drivers to the provision going forward are more likely to be loan growth, not other factors.  So if we saw…I think that’s pretty clear.

Jennifer Thompson:

Great. Thanks very much.

Dennis Hudson:

Sure.

Operator:

We have Christopher Marinac from Fig Partners; please state your question.

Dennis Hudson:

Morning Chris.

Christopher Marinac:

Hey Denny. Sorry, I had my mute button on.  Can you talk to us about the change in real estate values, I guess, across various portions of the commercial and residential real estate market, both in recent quarters as well as kind of what you expect might be a downside risk during the course of this year?

Dennis Hudson:

Yeah, that’s a good question and first of all, as Doug said earlier, on the non-residential side, on the commercial side of the real estate market, I don’t know, Doug, that we’ve seen anywhere where there has been weakness.

A. Douglas Gilbert:

…Little if any weakness in the commercial side.  And I would say to you that on the residential side, the decline that we’ve seen in value depends on what part of our market you’re really looking at, there are parts of our market where there has been no decline.  But if you look at from an overall standpoint, you would say a 5% to 10% basic decline in values.  It’s our feeling and our thought that that is probably as far as it’s going to go.  Considering the limited supply and the number of people moving into the area, we don’t think it will go much farther than what we’ve seen to date.

Dennis Hudson:

But it’s going to probably be spotty, and I think that’s what Doug was trying to say:  there could be certain areas or projects that would experience more difficultly than others.  Interestingly, if you just look at transactions generally throughout the market and compare it with the past year or so you’re really haven’t seen much in the way of decline.  I mean there’s certainly evidence, as Doug just said, of some modest decline in values, but we have not seen, except in spotty unusual sort of situations, any substantial decline in value at this point--and I’m talking residential product.

Christopher Marinac:

Would the same hold true for straight raw land as with an A&D loan?

Dennis Hudson:

That’s going to be far more difficult to project. There is no doubt about it that you would expect that raw land values would decline at a greater rate.  But there haven’t been a lot of transactions yet.  You are just starting to read about some of that and, again, if we have proper underwriting on the front end of that stuff, we are not likely to see any substantial problems.

Christopher Marinac:

Great.  And then the follow-up was just any color short-term that may be on your big new green competitor in town?

Dennis Hudson:

Well, it’s kind of interesting, it’s beginning to happen just now.  As you know, both transactions closed; one late last year and one very early this year.  They have now established very firm conversion dates. For one of our competitors here that will be mid March and the other one will occur three weeks later, we think.  We have confirmed that on those dates they will simultaneously re-flag the place, lay-off several hundred folks and change all of the systems, so it’s going to be a very significant change internally to those organizations. They have already begun making very clear decisions on personnel and that caused us to talk with a number of folks, which has been positive.  So the signs are encouraging thus far.

Christopher Marinac:

Great. Thank you very much guys.

Dennis Hudson:

Thanks.

Operator:

We have John Pandtle from Raymond James; please state your question.

John Pandtle:

Thank you and good morning.

Dennis Hudson:

Morning.

John Pandtle:

I wanted to go back to the securities portfolio issue, which really seems to have been a meaningful hindrance on net interest income growth over the past year.  As I look at your securities portfolio, it’s about 22.5% of average earning assets in the fourth quarter, roughly 30% in the second quarter and 37% a year ago.  Bill, I’m just kind of wondering, where do you see that number stabilizing as a percent of earning assets as you look into ’07?

William Hahl:

Well I think it’s probably there.  We are going to be comfortable at a level of around 20% or so of earning assets.  We do have quite a bit of run-off occurring this year.  It’s going be higher.  We have some bullet agencies that come off this year, fairly large sized, about split between each half of the year; so we’ll be assessing, as the interest rate environment unfolds throughout the year, what we’ll be doing with the investments in the investment portfolio.  Whether we will be adding duration would be the key question.  So at this point we haven’t wanted…didn’t want to go out any further on the curve because it wasn’t beneficial.  So I think, to answer your question though, over the long-term, we are looking at around probably 20%.  But this year it could be different than that, just because of the fact that we may want to stay short, may want to stay in overnight funds as these other additional funds become available, if there are excess above what is needed for loan growth.

John Pandtle:

So different means lower than 20%?

William Hahl:

I don’t think it will go lower than 20%.

Dennis Hudson:

I think we’re about there, but…  It really depends on how successful we are on the deposit side.

John Pandtle:

Yeah, I mean that seems to the lynch pin of this whole equation.

Dennis Hudson:

No doubt about it, and it has been the negative factor that’s worked its way in the second half.  Another factor that is affecting us, I think more than one might have expected, has being the slowing transactions in real estate. Those drove some of the deposit growth we had over the past year probably, and a lot of that has already unwound.  That is why we say some of those factors are going to moderate now, because we think we are pretty well through that when we looked in our studies at the account level and saw what has really happened to us.  So that’s been a big drag for us, and yet the marketplace has been competitive and the yield curve has been inverted, and so it has been very difficult for us to make any sense out of going back into the market and boosting that growth rate back at ever smaller margins.  So, we have just kind of hung tight as that has occurred. The other factor that has affected us in the last two quarters has been some deposit decline related to the Big Lake acquisition that occurred, I think, in April of this year.  We are now kind of through what was a fairly modest decline in deposits--some of it driven by competition for public funds.  They had a fairly high exposure of public funds in many of the markets that they’re operating in, which we understood from the beginning, and the environment turned very negative and became kind of nonsensical for us to compete at the levels that we saw out there.  So we intentionally saw some deposit outflow occur out of that, and that kind of hit us at the same time these factors materialized.  So the question is:  Are we kind of pretty well through that?  We think we are, although we think there’ll be some more, some additional effect in the first quarter, and that’s why I said at the outset, we’re going to be challenged to show any kind of meaningful earnings growth until later in the year.  We’ve got to get through those factors that are affecting us.

John Pandtle:

Denny, and if I could, on a follow-up on a separate topic, when you went through your review of the credits that are related to residential construction, when you calculated the provision or reserve build you would need, what were some of the factors that you consider?  Do issues such as new home sales, home prices, absorption rates…how does that all factor in?  What are the key metrics that you look at when you come up with that kind of reserve, and specifically what is your outlook on some of those metrics?

Dennis Hudson:

Well that’s a great question, and it would take about an hour to answer it and at the end of the hour we’d probably still wouldn’t understand it.  I guess the only thing I would say is that there are a number of subjective factors that need to be considered in making that decision.  What we do is go out and read the marketplace and come up with rationale for either increasing or decreasing those subjective factors.  We were able to develop what we felt was pretty solid support, objective support in the marketplace for increasing some of the more subjective factors behind the allowance, and that’s what we did.  And some of the objective data we looked at was declining numbers of transaction occurring.  We looked at inventory build throughout the markets, which has been evident in the past couple of quarters, and other such things, and came to the conclusion that it was appropriate for us to book a higher provision.

John Pandtle:

Thanks for your thoughts.

Dennis Hudson:

Sure.

Operator:

Our next question comes from Gary Tenner from Sun Trust Robinson.

Gary Tenner:

Good morning.

Dennis Hudson:

Morning.

Gary Tenner:

Just a question for you with ’07 laying out as probably a pretty modest balance sheet growth year, in your build-up in your capital ratio and your stock where it is, how are you viewing the use of capital in terms of a buy-back potentially over the next year?

Dennis Hudson:

First of all, I just want to kind of make clear that we’re not…we kind of agree with you in terms of modest earning asset growth and modest balance sheet growth. I think we have been pretty clear in where we see loan growth. We have been clear some of the challenges on the deposit side, which would cause you to make the statement that you just made.  But also I want to say that we have not baked into our assumptions and our guidance much in the way of any upside related to market disruption here locally in the markets here, and that could be something that could be helpful for us later in the year.  But we have tried not to bake that assumption into anything we have told you and talked about.  We have tried to be very realistic about where we see us heading.  And we are going to work really hard to take advantage of what could be a short-term opportunity for us here over the next year or two with the potential for market disruption. There can be no doubt that the pressure on capital has lessened beginning in the middle of this past year, and that will probably continue to be that situation short-term here over the next 12 months.  So we certainly have the opportunity from a capital standpoint to consider redeploying that with buybacks. It is not something we’re talking about. It is not something we are announcing or anything, but it’s something we will certainly keep our eye on, particularly over the next few months.

Gary Tenner:

So it sounds like your preference is to keep that excess capital as dry powder for some maybe better than expected balance sheet growth?

Dennis Hudson:

Yes, but I think we’re also mindful of other opportunities out there and one of those could be a buyback.  We are not saying one way or the other, Gary.  It is on the table, and it’s something for us to look at, but nothing to say at this point.

Gary Tenner:

All right, thank you.

Operator:

Our next question comes from David Johnston from Hovde Financial; please state your question.

David Johnston:

Hey good morning guys.  Just a couple quick questions on the asset side of your balance sheet. First of all, I think you said high single digits for loan growth in 2007.  Is that correct?

Dennis Hudson:

Yes.

David Johnston:

Would you expect that to come sort of be distributed evenly over your different loan categories or do you expect one to sort of be the driver of that growth or a drag on it?

Dennis Hudson:

I think…  Well, Doug, do you want to answer that?

A. Douglas Gilbert:

Because the market is real estate, real estate, and most of it will come from the commercial side, that’s what we see today.

David Johnston:

That’s fair.

Dennis Hudson:

Commercial and probably very little from the residential.

David Johnston:

Sounds fair.  Just one more quick question regarding the construction bucket in your loan portfolio, have you seen any kind of movement in the ratio of loans outstanding, i.e. money you’ve already distributed to commitments, or does that just sort of remain stable over the last quarter or so?

Dennis Hudson:

What we actually had was some surprising growth, I guess, in that area a little bit this last quarter.  But, again, as we said at the outset, we see substantial payoffs beginning to materialize throughout this year, and it should be no surprise to anybody that those payoffs are going to come largely in that construction portfolio.  So we expect that the mix to come down pretty substantially throughout the year on the construction side.  Again, the press is on for us to make sure that we focus our growth going forward on the commercial end and we’ll do that, so we will see some growth, some add-on volume on the commercial end of construction, but we’re going to see substantial payoffs offset that with residential related construction.

David Johnston:

Thanks very much.

Operator:

Once again, if there are any questions, please press star then one on your touchtone phone.

Our next question comes from Al Savastano.

Dennis Hudson:

Savastano.

Operator:

I’m sorry, from Janney Montgomery Scott; please state your question.

Al Savastano:

Thank you Denny.  How you guys doing?

Dennis Hudson:

Great.

Al Savastano:

Just two questions.

Dennis Hudson:

Well, we have been better.

Al Savastano:

Yeah, I think we all have.  Little clarity on your tax rate going forward:  Do you still expect it to return to 36% or will it drop?

William Hahl:

I would say a lower level of earnings than we have.  Our REIT is sheltering a bit more on the state tax, so it’s going to be between 35% and 36%.  It’s going to be at a little bit lower than it has been.

Al Savastano:

Great. And then, Denny, I was wondering if you can go over how the board assesses whether to remain independent or not?

Dennis Hudson:

We are constantly looking at our forward momentum and our forward prospects.  We operate in some of the highest growth markets in the United States.  We have a significant franchise within those markets.  The long-term prospects are unchanged. They’re extremely positive. We are currently in a challenging environment. I view that environment to be short-term. It would be easy for us to sit here and dumbly straight-line what we have produced over the last couple of quarters and conclude something very negative, but we see very positive prospects for us out into the future. The key for the board to consider is our ability to execute, which is a function of people and having the right folks able to execute.  We have a very optimistic outlook with regard to that and we will continue to look at that.  But to the extent that we’re unable to execute properly, that’s always on the table, and we must earn our right to stay independent as every day goes by, so it’s something we’re constantly looking at.  But, again, I think it would be a mistake for us all to view two quarters or so of disappointment as something other than a very difficult environment that we now find ourselves in, and I think it would be… So I guess that probably answers the question.

Al Savastano:

Thank you very much.  Appreciate it.

Dennis Hudson:

Sure.

Operator:

We have David Bishop from Stifel Nicolaus; please state your question.

David Bishop:

Hey Denny, a couple of follow-ups here.  In terms of the inflow of that public fund money, I think you stated that it was about a five basis point drag to the margin.  What is the timing of the disbursement of those funds as it’s distributed out over the first half of the year, first quarter?

William Hahl:

Generally, David, they hang around through March and then we begin to see those disbursed out.

David Bishop:

Secondly, I don’t think I saw this disclosed…I don’t know if there’s any commentary on the commercial loan pipeline, besides that I think you entered or exited third quarter at about $370 million. I don’t know if you have that number, if that’s something you disclose for fourth quarter?

William Hahl:

No, we don’t have… I’m not aware of the pipeline numbers for the fourth quarter.

Dennis Hudson:

In general, the pipeline remains strong. It hasn’t improved. It has not improved over the numbers that we talked about in the third quarter, so it’s generally unchanged.  We have had strong pipelines and continue to see things kind of unchanged.  Obviously greater pieces of it are coming from more on the commercial side.  And as Doug said earlier, we have had a remarkably strong steady environment on the commercial side and that continues to be with us today.

David Bishop:

But from the Big Lake point of view, I think you talked about some of the deposit…

Dennis Hudson:

Can you speak up?

David Bishop:

Yeah, in terms of the loan side of Big Lake, what are you seeing from that geographic region, that side of the business?

Dennis Hudson:

Loan growth in Big Lake…

A. Douglas Gilbert:

We’re seeing basically the same thing that they’ve had for the last two or three quarters, not a big pipeline, but a steady pipeline.

Dennis Hudson:

Kind of at expectation and, again, we feel comfortable with, as Bill said earlier, high single-digit overall loan growth this year.

David Bishop:

Great. Thank you.

Dennis Hudson:

Yep.

Operator:

Our next question comes from Edward Barr from E S Barr & Company; please state your question.

Edward Barr:

Good morning. I had two questions.  Since the National City acquisition has been known for quite some time, have you had any tangible success in the interim or is this still all projected?  And then the second question deals with credit quality, which was described as spotty by market since you have significantly different dollars in each market. Could you give us a sense of the asset quality or the declines by market?

Dennis Hudson:

With regard to the first question, yes, we’ve had some tangible results just in the last month or so as a result of intensified calling efforts by our folks to the customer-base and we’ve had some early successes.  But it is far too soon to say that it’s a trend, and they are a great organization and I’m sure they’re going to do a great, best job they can.  We are just trying to indicate that we think it’s an opportunity for us going forward.  But, again, we have not baked that into any of our overall guidance that we’ve talked about.  It’s just a fact.  But, yes, we’ve had some good success on an individual customer basis, and then some on the personnel side of things.

Your second question on credit quality: I don’t think we said that it was spotty by market.  I don’t know that what we said was intended to suggest that we have markets where we have particular concern.  I think it’s more spotty by project, down at kind of granular level.  Doug, I couldn’t say there has been any significant difference around markets….just kind of a general slowing.

A. Douglas Gilbert:

Correct.  The comment about the spottiness had to do with the depreciation and that question, as opposed to the asset quality.  I had said that there were spots within our market where there’s been no depreciation.  It had nothing to do with the asset quality.  Denny answered that correctly:  that you can’t identify one market where there is any significant downturn in quality.

Edward Barr:

Thank you.

Dennis Hudson:

Right.  Just in general, the residential real estate market is a very diverse market, and as you can well image, it is supported by thousands and thousands of decisions every day, as opposed to the commercial side of things that can be very different between industrial and retail, for example, that could have a more dramatic effect.  So the overall effect of a slowing in transactions hits all aspects of the residential market more evenly than one might think.  There are some differences in price points, where you have better demand at different price points and the like.  But generally speaking, it has been fairly consistent throughout the markets and throughout the products.

Operator:

At this time, I am showing no further questions.

Dennis Hudson:

Great.  Well thank you very much for your attendance today and we look forward to our next call.  Hopefully we’ll have some better, clearer information to share with you. Thank you

Operator:

Thank you ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may now disconnect.